Exhibit 10.46

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDMENT NO. 1 TO MASTER REPURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Master Repurchase Agreement (defined below), is entered into on May 10, 2019 by and between Wells Fargo Bank, N.A. (the “Buyer”) and AmeriHome Mortgage Company, LLC (the “Seller”).  The Buyer and the Seller may also be referred to individually as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties have entered into Master Repurchase Agreement and Securities Contract, dated as of July 1, 2016, Version 5.01, (as amended, the “Master Repurchase Agreement”), along with the related Amended and Restated Addendum, dated as of May 10, 2018, as such Addendum may be amended and restated from time to time (the “Addendum” and together with the Master Repurchase Agreement and this Amendment, the “Agreement”) pursuant to which the Seller agrees to sell certain mortgage loans and/or securities to the Buyer in exchange for the transfer of funds by the Buyer to the Seller, with a simultaneous agreement by the Buyer to transfer to the Seller such mortgage loans and/or securities at a date certain or on demand, in exchange for the transfer of funds by the Seller to the Buyer.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer agree as follows:

1.            Section 2 (Definitions) of the Master Repurchase Agreement is hereby amended by adding the following definition thereto:

“Buydown Mortgage Loan” shall have the meaning set forth in the Addendum.

“Buydown Mortgage Loan Limit” means the amount set forth on the Addendum for such term.

“Buydown Mortgage Loan Margin” means the margin set forth on the Addendum for such term.

“Buydown Mortgage Loan Purchase Price Percentage” means the percentage set forth on the Addendum for such term.

“Minimum Credit Enhancement” means the required minimum percentage for each individual loan type, as applicable, indicated in a footnote to the Sublimit, Rate and Term Schedule of the Addendum.

2.            Section 2 (Definitions) of the Master Repurchase Agreement is hereby amended by deleting the following definitions in their entirety and replacing them with the following, in correct alphabetical order:

“LIBOR” means the rate determined on the first (1st) Business Day of each week by Buyer on the basis of the offered rate for one-month or three-month (as set forth on the Addendum) U.S. dollar deposits, as such rate appears on Bloomberg Screen US0001M Page, as of 11:00 a.m. (London time) on such date; provided, that if such rate does not appear on Bloomberg Screen US0001M Page, the rate for such date will be the rate determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion and communicated to Seller; provided, further, that if Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, then Buyer shall provide Seller with prompt notice thereof and Buyer shall use such other comparable rate that is being used in the relevant market until otherwise communicated to Seller.  Notwithstanding anything to the contrary herein, Buyer shall have the option in its sole discretion, to re-set LIBOR on a daily basis.

3.            Section 6 (a) (Margin Maintenance) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced as follows:

“a.  If on any date, and at Buyer’s discretion

For Mortgage Loans or Purchased Assets with a Purchase Price Percentage on the Purchase Date less than or equal to 98.0%:

(A) the lesser of (i) the current Market Value of a Purchased Asset, or (ii) the unpaid principal balance underlying any individual Purchased Asset, times the current Purchase Price Percentage for such Purchased Asset, or

(B) the current Market Value of all Purchased Assets times the current Purchase Price Percentage for all Purchased Assets,

in either case, is less than the then current Purchase Price with respect to such Purchased Asset(s) as of such date (such deficit, a “Margin Deficit”), Buyer may provide notice to Seller (as such notice is more particularly set forth below and in Sections 6(b) and 6(c) below, a “Margin Call”) of such Margin Deficit.

For Mortgage Loans or Purchased Assets subject to the Minimum Credit Enhancement requirement as set forth in the Addendum:

(A) the lesser of (i) the current Market Value of a Purchased Asset, minus the product of (x) the lesser of (1) the current Market Value of a Purchased Asset or (2) [***] or (ii) the unpaid principal balance underlying any individual Purchased Asset, times the current Purchase Price Percentage for such Purchased Asset, or

(B) the current Market Value of all Purchased Assets less the product of the unpaid principal balance for all Purchased Assets and the Minimum Credit Enhancement,

Amendment no. 1 to MRA AmeriHome Mortgage Company

in either case, is less than the then current Purchase Price with respect to such Purchased Asset(s) as of such date (such deficit, a “Margin Deficit”), Buyer may provide notice to Seller (as such notice is more particularly set forth below and in Sections 6(b) and 6(c) below, a “Margin Call”) of such Margin Deficit.”

4.            The definition of “Adjusted Tangible Net Worth” found in Annex A of the Master Repurchase Agreement is hereby deleted in its entirety and replaced as follows:

“Adjusted Tangible Net Worth” means, for any Person, Net Worth of such Person plus Subordinated Debt (if approved for purposes of this calculation by Buyer in its sole discretion), minus all intangible assets, goodwill, patents, trade names, trademarks, copyrights, franchises, any organizational expenses, deferred expenses, prepaid expenses, prepaid assets, receivables from shareholders, Affiliates or employees, any mortgage servicing rights capitalization exceeding the book value [***], any other asset as shown as an intangible asset on the balance sheet of such Person on a consolidated basis as determined at a particular date in accordance with GAAP, and any other assets that Buyer deems, at any time, in its reasonable discretion, as intangible assets or overstated assets.  For the avoidance of doubt, Buyer may deem, in its reasonable discretion, any asset as intangible or overstated at any time after the delivery of the most recent Officer’s Compliance Certificate.  Buyer agrees to use reasonable efforts to notify Seller of assets deemed by Buyer to be intangible or materially overstated.

5.            The definition of “Liquidity” found in Annex A of the Master Repurchase Agreement is hereby deleted in its entirety and replaced as follows:

“Liquidity” means the sum of (i) Unrestricted Cash, (ii) Cash Equivalents, (iii) any other assets that Buyer deems, in its reasonable discretion, as liquid, (iv) any undrawn capacity of one of Seller’s facilities financing its portfolio of Servicing Rights as long as the maturity date of such facility is more than ninety (90) days from each date of determination, less (v) net borrower escrow liability on any mortgage loans owned or serviced by the Seller and (vi) any other such extraordinary liabilities or extraordinary obligations of Seller that Buyer determines, in its reasonable discretion, will result in claims against Seller’s cash within the next sixty (60) days.

6.            Schedule 1 of the Master Repurchase Agreement is hereby amended by deleting paragraph (r) in its entirety and replacing it as follows:

(r)           Payment Terms.  Principal and/or interest payments on the Mortgage Loan commenced no more than sixty (60) days after funds were disbursed in connection with the Mortgage Loan except in the case of a Conforming Mortgage Loan or a Government Mortgage Loan where the principal and/or interest payment commenced no more than

Amendment no. 1 to MRA AmeriHome Mortgage Company

sixty-two (62) days after funds were disbursed in connection with such Mortgage Loan.  With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest.125%), subject to the Mortgage Interest Rate Cap.  The Mortgage Note is payable on the first (1st) day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty (30) years from commencement of amortization.  The Mortgage Note does not permit Negative Amortization.

7.            Schedule 1 of the Master Repurchase Agreement is hereby amended by deleting paragraph (y) in its entirety and replacing it as follows:

(y)          No Buydown Provisions; No Graduated Payments or Contingent Interests.  The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions which may constitute a “buydown” provision, unless the Mortgage Loan is a Conforming Mortgage Loan or a Government Mortgage Loan and qualifies under the applicable Takeout Investor’s underwriting guidelines and program requirements.  Notwithstanding the foregoing, the Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

8.            Schedule 1 of the Master Repurchase Agreement is hereby amended by deleting paragraph (ww) in its entirety and replacing it as follows:

(ww)      Wet-Ink Mortgage Loans:  With respect to each Mortgage Loan that is a Wet-Ink Mortgage Loan, the Authorized Funds Recipient has been instructed in writing by Seller to (a) hold the related Mortgage Loan Documents as agent and bailee for Buyer and to promptly forward such Mortgage Loan Documents in accordance with the provisions of the Custodial Agreement and the Closing Instruction Letter and (b) return Buyer’s payment in the event that the Mortgage Loan does not close within forty-eight (48) hours of receipt of Buyer’s funds.

9.            Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Master Repurchase Agreement.

10.          This Amendment only relates to the Master Repurchase Agreement between the Buyer and the Seller.  Except as expressly amended above, all of the terms and conditions of the Master Repurchase Agreement remain in full force and effect and are hereby reaffirmed.

Amendment no. 1 to MRA AmeriHome Mortgage Company

11.          This Amendment may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

Amendment no. 1 to MRA AmeriHome Mortgage Company

IN WITNESS WHEREOF, the Seller and the Buyer have caused their names to be signed to this Amendment to the Master Repurchase Agreement by their respective officers thereunto duly authorized as of the date first above written.

Buyer

WELLS FARGO BANK, N.A.

By:
Name: Kelly J. Kucsma
Title: Director

Seller

AMERIHOME MORTGAGE COMPANY, LLC

By:
Name: Kathleen Conte
Title: SVP-Capital Markets

Amendment no. 1 to MRA AmeriHome Mortgage Company